Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amended Registration Statement of Mainland Resources Inc. on Form S-4/A (the "S-4/A") of our report dated April 5, 2011, with respect to the balance sheets of American Exploration Corporation as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2010 and 2009 and for the period from inception (May 11, 2006) to December 31, 2010. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
July 26, 2011